Exhibit 3.1

CERTIFICATE OF FORMATION

OF

FORBES ENERGY SERVICES LLC

The undersigned natural person of the age of eighteen (18) years or more, acting as organizer of Forbes Energy Services LLC, a Delaware limited liability company (the “Company”), under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for the Company.

1. The name of the Company is Forbes Energy Services LLC.

2. The period of duration for the Company is perpetual.

3. The street address of the initial registered office of the Company is 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901 and the name of its initial registered agent is Capitol Services, Inc.

4. The management of the Company is hereby reserved to its directors (the “Directors”). The name and address of the initial Director is as follows:

Name	Address
John E. Crisp	3000 South Business Highway 281 Alice, TX 78332

5. The initial limited liability company agreement (the “LLC Agreement”) will be adopted by the sole member.

6. The membership interests of the Company will be subject to restrictions on their transferability as set out in the LLC Agreement of the Company, which LLC Agreement will be kept with the records of the Company. The Company will provide a copy of the LLC Agreement without charge to any record holder of a membership interest upon written request addressed to the Company at its principal business office or its registered agent’s address.

7. This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and as provided in the LLC Agreement.

8. The name and address of the organizer is R. Clyde Parker, Jr., Winstead PC, 600 Town Center One, 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380.

9. The effective date and time of this Certificate of Formation shall be January 1, 2008 at 12:01 a.m. Eastern Standard Time.

IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of December, 2007.

R. Clyde Parker, Jr.